Exhibit 10.1

[*] Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

CONFIDENTIAL
AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Agreement”) is entered into effective as of October 2, 2018 (the “Effective Date”), is entered into by and between BioLineRx Ltd., an Israeli company having a place of business at 2 HaMa’ayan Street, Modi’in 7177871 (“BioLine”), and Biokine Therapeutics Ltd., an Israeli company having a place of business at Weizmann Science Park, P.O. Box 2213, Rehovot, 76120 (“Biokine”).

PREFACE

A.	The parties entered into a License Agreement dated as of September 2, 2012 and later agreed to amendments of such agreement (the agreement as amended shall be referred to as the “License Agreement”).

B.	The parties now wish to amend certain provisions of the License Agreement relating to consideration to be paid to Biokine and to set forth the terms on which such amendment is being agreed to.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Section 6.3 is hereby deleted in its entirety and replaced with the following:

“6.3	Payments on Sublicense Receipts. BioLine shall pay Licensor sublicense fees derived from exploitation of the License as follows:

“6.3.1	BioLine shall pay Licensor 20% of Sublicense Receipts.

“6.3.2	If BioLine enters into a Sublicense within [*], BioLine shall pay Licensor an additional 10% of any upfront Sublicense Receipts received by BioLine as a result of such Sublicense; [*].”

2.	In consideration of Biokine’s agreement to the foregoing amendment of the License Agreement, BioLine agrees as follows:

2.1	BioLine shall pay Biokine $10 million in cash within 10 days following the Effective Date.

2.2
BioLine shall, within 10 days following the Effective Date, issue to Biokine American Depositary Shares (“ADSs”) of BioLine (each ADS representing one of BioLine’s ordinary shares, par value NIS 0.10 per share) with a total value of $5 million and at a price per ADS based on the volume-weighted average trading price of the ADSs on Nasdaq for the 30-calendar-day period ending on the day prior to the Effective Date. The issuance of the ADSs shall be in accordance with the terms of a Share Purchase Agreement to be entered into by the parties, a draft of which is attached hereto as Annex A.

CONFIDENTIAL

2.3	A new section 6.4A shall be added to the License Agreement as follows:

“6.4A	Milestone Payments. BioLine shall pay Licensor up to a total aggregate amount of $5 million as milestone payments, [*]:

“6.4A.1	[*]; and

“6.4A.2	[*].”

3.
Other than as agreed above, the terms of the License Agreement shall remain unchanged and in full force and effect. Unless otherwise expressly defined herein, all capitalized terms herein shall have the meaning ascribed to them in the License Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

BioLineRx Ltd. By: /s/ Philip Serlin Philip Serlin Chief Executive Officer	Biokine Therapeutics Ltd. By: /s/ Amnon Peled /s/ H.L. Shaw Name: Amnon Peled H.L. Shaw Title: CEO Chairman

CONFIDENTIAL

Annex A

(Draft omitted.  Execution copy is publicly filed.)